Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Genie Energy Ltd.

Newark, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 16, 2021 relating to the consolidated financial statements of Genie Energy Ltd.’s (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.

/s/ BDO USA, LLP

Woodbridge, New Jersey

February 9, 2022